Exhibit 99.1

ADM Appoints Michael McMurray to its Board of Directors

CHICAGO, March 9, 2026 — ADM (NYSE: ADM), a global leader in innovative solutions from nature, announced the appointment of former LyondellBasell Industries N.V. executive vice president and CFO Michael McMurray as its newest Board member, effective March 9. McMurray brings more than three decades of financial and strategic leadership experience at leading global industrial companies, and will serve on the Board’s Audit and Sustainability and Technology committees.

“Our ongoing Board refreshment practice ensures the right mix of fresh perspectives and strategic insight as ADM continues to evolve for the future,” said Board Chair and CEO Juan Luciano. “Michael offers deep financial and accounting acumen, a significant international business background, and proven leadership in strategy and M&A. His career in industrial operations aligns well with our own growth opportunities. We welcome him to the Board and look forward to his guidance and leadership.”

McMurray served for more than five years as executive vice president and chief financial officer of LyondellBasell Industries N.V., a global plastics, chemicals and refining company. Prior to that he held multiple leadership roles at Owens Corning, including CFO, and at Royal Dutch Shell. McMurray holds a bachelor’s degree in Business Administration from Trinity University and an MBA from Tulane University. He serves on the boards of Flowserve Corporation and the Children’s Advocacy Centers of Texas.

“ADM has a proud history of connecting harvest to home, and I am excited to be part of its equally bright future,” McMurray said. “I look forward to working with the Board, management and entire ADM team to help advance our growth strategy and deliver on the many opportunities before us.”

About ADM

ADM unlocks the power of nature to enrich the quality of life. We’re an essential global agricultural supply chain manager and processor, providing food security by connecting local needs with global capabilities. We’re a premier human and animal nutrition provider, offering one of the industry’s broadest portfolios of ingredients and solutions from nature. We’re a trailblazer in health and well-being, with an industry-leading range of products for consumers looking for new ways to live healthier lives. We’re a cutting-edge innovator, guiding the way to a future of new bio-based consumer and industrial solutions. And we’re leading in business-driven sustainability efforts that support a strong agricultural sector, resilient supply chains, and a vast and growing bioeconomy. Around the globe, our expertise and innovation are meeting critical needs from harvest to home. Learn more at www.adm.com.

ADM Media Relations

Jackie Anderson

media@adm.com

312-634-8484

Source: Corporate Release

Source: ADM